EXHIBIT 10.1

AMENDMENT NO. 2 TO EQUITY PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO EQUITY PURCHASE AGREEMENT (this “Amendment”), dated as of February 6, 2013, is entered into by and between Helix Energy Solutions Group, Inc., a Minnesota corporation (“Seller”), and Talos Production LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, the Parties entered into that certain Equity Purchase Agreement, dated as of December 13, 2012, which was amended by that certain Amendment No. 1 to Equity Purchase Agreement, dated as of January 27, 2013 (as amended, the “Purchase Agreement”);

WHEREAS, the Parties desire to further amend the Purchase Agreement in certain respects as more specifically set forth below; and

WHEREAS, capitalized terms not defined herein shall have the meanings given to them in the Purchase Agreement.

NOW, THEREFORE, in consideration of the agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Amendments.  The Parties agree that the Purchase Agreement is hereby amended as follows:

(a) The first paragraph of Section 8.13(a) is hereby amended and restated in its entirety as follows:

“(a)           Buyer and Seller agree to work jointly together to obtain from BOEM the amount of a bond or bonds required to obtain from BOEM a full release of Seller from its financial guarantee to BOEM with respect to the obligations of the Acquired Companies.  With respect to the Shelf Properties, Buyer shall provide a bond or bonds to BOEM in the aggregate amount of $86,945,000 at or prior to Closing, and subsequent to Closing, Buyer shall take all actions required by BOEM (or reasonable action requested by Seller) to obtain a complete release of Seller’s financial guarantee to BOEM with respect to the Shelf Properties, including without limitation, providing a supplemental bond or bonds to BOEM in amounts sufficient to secure all lease obligations as specified or estimated by BOEM as soon as reasonably practicable following such specification or estimation, but in no event later than thirty (30) days thereafter.  With respect to the Deep Water Properties, Buyer shall provide a bond or bonds to BOEM in the aggregate amount of $7,600,000 at or prior to Closing to guarantee the lease obligations of the Acquired Companies, and subsequent to Closing, Buyer shall take all actions required by BOEM (or reasonable action requested by Seller) to obtain a complete release of Seller’s financial guarantee to BOEM with respect to the Deep Water Properties, including without limitation, providing a supplemental bond or bonds to BOEM in amounts sufficient to secure all lease obligations as specified or estimated by BOEM promptly, but in any event within eighty (80) days after the Closing, unless extended by mutual agreement of Buyer and Seller, or if such specification or estimation from BOEM is not available by such date, Buyer shall provide such supplemental bond or bonds to BOEM as soon as reasonably practicable following such specification or estimation, but in no event later than thirty (30) days thereafter.  In addition,

Buyer shall not, and shall cause the Acquired Companies not to, drill any additional new wells until the earlier of (i) six (6) months following the Closing or (ii) the release of Seller’s financial guarantee to BOEM; provided, that this restriction shall not apply to the Shelf Properties at such time as the Seller’s financial guarantee to BOEM is released with respect to the Shelf Properties.  Notwithstanding the foregoing, Buyer shall be permitted to engage in recompletions and workovers on existing wells.  Until such time as Seller’s financial guarantee is released by BOEM, Buyer shall use commercially reasonable efforts to ensure BOEM seeks any damages first against the bonds provided by Buyer to BOEM pursuant to this Section 8.13(a) prior to the guarantee by Seller, provided, that any rights that Buyer may have to indemnification pursuant to Section 13.2 shall not be prejudiced or affected thereby.  In furtherance hereof and in addition to the foregoing, Buyer shall submit or cause to be submitted to BOEM the form(s) necessary to accomplish the foregoing, including Form BOEM-2028A attached hereto as Exhibit 8.13(a) with the second box checked as reflected on such exhibit.”

(b) Schedule 4.2(ff) is hereby amended to add the disclosure set forth in Exhibit A to this Amendment.

(c) Schedule 8.4(i) is hereby amended to add the disclosure set forth in Exhibit B to this Amendment.

(d) Schedule 8.13(b)(i) is hereby amended to add the disclosure set forth in Exhibit C to this Amendment, and the total remaining liability on such Schedule shall be updated accordingly.

(e) Schedule 8.13(c) is hereby amended and restated in its entirety as set forth in Exhibit D to this Amendment.

(f) The Helix Producer I Lease Agreement attached as Exhibit 10.2(c) to the Purchase Agreement is hereby amended and restated in its entirety as set forth in Exhibit E to this Amendment.

2.           Ratification. Except as expressly amended hereby, all other terms and provisions of the Purchase Agreement shall remain in full force and effect.  The Parties acknowledge that the Purchase Agreement, as amended hereby, is ratified and confirmed to be in full force and effect and that all rights, powers and duties created thereunder or existing thereby are ratified and confirmed in all respects.

3.           Execution in Counterparts.  For the convenience of the Parties, this Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.           Governing Law.  THIS AMENDMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES (INCLUDING ANY CLAIMS MADE IN CONTRACT, TORT OR OTHERWISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH SECTION 15.2 OF THE PURCHASE AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment on the date first written above.

SELLER:

Helix Energy Solutions Group, Inc.

By:	/s/ Anthony Tripodo
Name:	Anthony Tripodo
Title:	Executive Vice President and Chief Financial Officer

BUYER:

Talos Production LLC

By:	/s/ Timothy S. Duncan
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer